EXHIBIT A

The Vons Companies,

Inc. Pharmacists’

401(k) Plan

Financial Statements for the Years Ended

December 31, 2005 and 2004,

Supplemental Schedule as of December 31,

2005 and Report of Independent Registered

Public Accounting Firm

THE VONS COMPANIES, INC. PHARMACISTS’ 401(K) PLAN

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004:

Statements of Net Assets Available for Benefits	3

Statements of Changes in Net Assets Available for Benefits	4

Notes to Financial Statements	5–8

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2005:

Form 5500, Schedule H, Part IV, Line 4i—Supplemental Schedule of Assets (Held at End of Year)	9

All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Safeway Benefit Plans Committee

and Plan Participants:

We have audited the accompanying statements of net assets available for benefits of The Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”) as of December 31, 2005 and 2004, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule of assets (held at end of year) as of December 31, 2005 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic 2005 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as whole.

/s/ Deloitte & Touche LLP

San Francisco, California

June 21, 2006

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2005 AND 2004

(In thousands)

	2005	2004
ASSETS:
Investments at fair value:
Mutual funds	$26,389	$24,633
Safeway Inc. common stock	461	417
Common / collective trusts	3,650	3,087
Short-term investment funds	60	50
Participant loans	429	447

Total investments	30,989	28,634
Due from broker for securities sold	89	—
Participant contributions receivable	59	54
Employer contributions receivable	229	215

Total assets	31,366	28,903

LIABILITIES:
Due to broker for securities purchased	116	—
Accrued administrative expenses	3	20

Total liabilities	119	20

NET ASSETS AVAILABLE FOR BENEFITS	$31,247	$28,883

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2005 AND 2004

(In thousands)

	2005	2004
ADDITIONS:
Investment income:
Net appreciation in fair value of investments	$569	$1,571
Interest and dividends	1,013	1,002

Total investment income	1,582	2,573
Participant contributions	3,000	2,710
Employer contributions	231	215

Total additions	4,813	5,498

DEDUCTIONS:
Benefits paid to participants	(2,429)	(1,556)
Administrative expenses	(20)	(7)

Total deductions	(2,449)	(1,563)

NET INCREASE	2,364	3,935

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	28,883	24,948

End of year	$31,247	$28,883

See notes to financial statements.

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2005 AND 2004

1.	DESCRIPTION OF THE PLAN

The following description of the Vons Companies, Inc. Pharmacists’ 401(k) Plan (the “Plan”), is provided for general information only. Participants should refer to the Summary Plan Description for more complete information about the Plan’s provisions. The following description reflects all Plan amendments through December 31, 2005. On April 8, 1997, Safeway Inc. (“Safeway”) acquired all of the outstanding common stock of The Vons Companies, Inc. (the “Company”). Vons has remained the Plan Sponsor. The Plan Administrator is the Benefit Plans Committee of Safeway Inc.

General—The Plan is a defined contribution plan, which generally covers all eligible employees of Vons who are age 21 or older. Eligible employees are defined as any non-probationary pharmacist (i.e. full-time pharmacist who has been employed at least 45 days and any part-time pharmacist who has either been employed at least 60 days or has worked at least 261 hours for the Company, whichever occurs first) who is employed by Vons and who is a member of the United Food and Commercial Workers International Union. Any employee meeting the eligibility requirements, including having attained the age of 21, may enroll in the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Reclassifications—Certain prior year amounts were reclassified to conform to the 2005 presentation.

Contributions—Employees may elect to contribute between 1% to 25% of their eligible pay, up to a maximum contribution of $14,000 and $13,000 for the years ended December 31, 2005 and 2004, respectively. Participant contributions are not currently taxable to participants pursuant to Section 401(k) of the Internal Revenue Code. The Plan Sponsor makes an annual matching contribution equal to the lesser of (a) 50% of the employee’s contribution for the Plan Year; (b) $1,000; or (c) for any participant who works less than 1,800 straight-time hours in the Plan Year, a pro rata portion of $1,000 based on hours worked. The Plan was amended as of January 1, 2004 to change the vesting schedule for future employer contributions.

Trustee and Recordkeeper—The trustee and recordkeeper of the Plan is Merrill Lynch.

Investment Options—Participants may direct their contributions to any one or combination of eight investment funds and Safeway Inc. common stock, as elected by the participant. Participants may change their investment options on a daily basis.

Allocations and Vesting—Earnings on amounts held in the investment funds are allocated to individual accounts daily, based on the proportion each account bears to the total of all account balances in the specific investment fund. Expenses in excess of available forfeited amounts are allocated on an equal basis to individual accounts quarterly. Participants are 100% vested in their contributions and earnings. Participants vest in the Plan Sponsor’s matching contributions made for Plan years commencing prior to January 1, 2004, as follows:

Years of Vesting Service	Percentage Vested
Less than 3	0%
3	20
4	40
5	60
6	80
7 or more	100

Participants vest in the Plan Sponsor’s matching contributions made for Plan years commencing on or after January 1, 2004, as follows:

Years of Vesting Service	Percentage Vested
Less than 2	0%
2	20
3	40
4	60
5	80
6 or more	100

Forfeited amounts are used to restore forfeited balances of rehired participants and to reduce the Plan Sponsor’s contribution. There were no forfeitures for 2005, and forfeitures for 2004 were $27,472.

Participant Accounts—Each participant’s account is credited with the participant’s contributions and income thereon. Participants reimburse the Plan for administrative expenses based on the allocation of a participant’s total assets among the investment funds. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Participant Loans—Participants may borrow a minimum of $1,000 up to a maximum of the lesser of $50,000 or 50% of their account balance. The loan term cannot exceed four years, except where the loan is issued to purchase a primary residence, in which case the loan period may extend to 15 years. Any outstanding balance is due and payable upon termination of employment, disability, or death. Loans are secured by the participant’s account. The interest rate charged on participant loans will be equal to the sum of 1% plus the prime rate published in The Wall Street Journal on the last business day of preceding calendar month. Principal and interest payments are made through payroll deductions. Participants may only have one loan outstanding at a time and are charged a $10.50 servicing fee each quarter for the term of the loan. At December 31, 2005 and 2004, respectively, there were 24 and 26 loans outstanding with interest rates ranging from 5.00% to 8.00%.

In-Service Withdrawals—An active or inactive participant may withdraw all or any portion of their rollover account at any time. Hardship withdrawals are not permitted.

Payment of Benefits—Upon termination of employment, a participant may elect (a) to leave the balance of his or her account in the Plan until April 1 of the year following the year in which the participant turns age 70 1/2, (b) to receive an immediate lump sum distribution as cash, as Safeway Inc. common stock (up to the amount invested in the Safeway Stock Fund) or as a rollover to another qualified plan or Individual Retirement Account, or (c) to receive a portion in an immediate lump sum and the remainder to be distributed later, or (d) to receive a series of payments over a period not to exceed the joint life expectancy of the participant and his or her beneficiary. If a participant’s balance is $1,000 or less, the participant will receive an immediate lump sum distribution. Distributions are taxed as ordinary income and are subject to income-tax withholding.

Plan Termination—Although the Company has not expressed any intent to terminate the Plan, it may do so at any time. In the event of termination of the Plan, the assets of the Plan would be distributed to the participants in accordance with the fair value of their individual investment accounts.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Investment Valuation and Income Recognition—The Plan’s investments are stated at fair value. Fair value is based on quoted market prices and represents the net asset value of shares held by the Plan at year end. Participant loans are stated at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on the trade date. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Benefit payments are recorded when paid.

Administrative Expenses—The Plan’s administrative expenses are primarily allocated to participant accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Plan administrator to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties—Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

Income Taxes—The Internal Revenue Service issued a Determination Letter dated July 17, 2002 stating that the Plan and related trust, as then designed, is qualified under the Internal Revenue Code (the “Code”). Subsequent to this determination by the Internal Revenue Service, the Plan was amended and restated in its entirety, effective January 1, 2005. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualification. The Plan Administrator believes the Plan is being operated in compliance with the applicable requirements of the Code and, therefore, believes that the Plan, as amended and restated, is qualified and the related trust is tax exempt as of the financial statement date. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

3.	INVESTMENTS

The fair values of individual investments that represented 5% or more of the Plan’s net assets at December 31, 2005 and 2004 were as follows (in thousands):

	2005	2004
SEI Stable Asset Fund	$3,650	$3,137
PIMCO Total Return Fund	3,793	3,758
AllianceBernstein Growth & Income Fund	—	5,398
Merrill Lynch S&P 500 Index Fund	7,687	7,773
ING International Value Fund	2,429	1,766
Evergreen Small Cap Value Fund	4,887	4,454
Hotchkis & Wiley Large Cap Value Fund	5,352	—

During the years ended December 31, 2005 and 2004, net appreciation (depreciation) of assets recorded at fair value, including net realized gains and losses, was as follows (in thousands):

	2005	2004
Mutual funds	$477	$1,601
Safeway Inc. common stock	92	(30)

Total appreciation	$569	$1,571

4.	PARTY-IN-INTEREST TRANSACTIONS

The Plan’s investments include Safeway Inc. common stock, which qualify as exempt party-in-interest transactions. During 2005, the Plan received $2,073 of dividend income on Safeway Inc. common stock. There were no dividends on Safeway Inc. common stock prior to 2005.

Certain Plan investments are managed by Merrill Lynch, trustee of the Plan. As Merrill Lynch provides recordkeeping services for the Plan, these transactions qualify as party-in-interest transactions. Administrative fees paid to Merrill Lynch for recordkeeping were $13,160 and $1,521 in 2005 and 2004, respectively.

5.	SUBSEQUENT EVENT

Effective January 1, 2006, the Plan was amended to designate a portion of the Plan as an employee stock ownership plan (“ESOP”). The ESOP portion of the Plan permits each participant who has an investment in the Safeway Stock Fund to elect to receive dividends paid on Safeway Inc. common stock as cash or reinvested in additional shares of Safeway Inc. common stock.

*  *  *  *  *  *

THE VONS COMPANIES, INC. PHARMACISTS’ 401(k) PLAN

FORM 5500, SCHEDULE H, PARTY IV, LINE 4i—

SUPPLEMENTAL SCHEDULE OF ASSETS (HELD AS OF END OF YEAR)

DECEMBER 31, 2005

(In thousands)

Asset Name and Description		Current Value
	Common / Collective Trusts:
	SEI Stable Asset Fund	$3,650
	Short Term Investment Funds:
*	Merrill Lynch Institutional Fund	60

*	Safeway Inc. Common Stock (19,493 shares)	461

*	Merrill Lynch S&P 500 Index Fund (502,775 units)	7,687
	PIMCO Total Return Fund (361,188 units)	3,793
	ING International Value Fund (135,895 units)	2,429
	Chesapeake Core Growth Fund (69,125 units)	1,170
	Evergreen Small Cap Value Fund (202,195 units)	4,887
	Forward Emerald Growth Fund (78,954 units)	1,071
	Hotchkis & Wiley Large Cap Value Fund (228,638 units)	5,352
	Participant Loans (24 loans, interest ranging from 5.00% to 8.00%)	429

	TOTAL	$30,989

*	Represents a party-in-interest transaction.